As filed with the Securities and Exchange Commission on August 11, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3781263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

139 Centre Street, New York, NY 10013

(Address of Principal Executive Offices including Zip Code)

Globix Corporation 2003 Stock Option Plan

(Full title of the Plan)

Gene M. Bauer, Esq.

Senior Executive Vice President

and General Counsel

139 Centre Street

New York, NY 10013

(212) 334-8500

(Name, address and telephone number of agent for service)

Copy to Bonnie J. Roe, Esq.

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue, 12th Floor

New York, NY 10022

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	1,671,000(1)	$4.26(2)	$7,118,460(2)	$761.68

(1)

This Registration Statement covers 1,671,000 shares of our common stock available for issuance under the Globix Corporation 2003 Stock Option Plan, as amended (the “Plan”), and any additional shares of our common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without our receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)

Computed pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee, based upon the average of the high and low prices per share of our  common stock as reported on the American Stock Exchange on August 10, 2006.

INTRODUCTORY STATEMENT UNDER

GENERAL INSTRUCTION (E) OF FORM S-8

This Registration Statement is being filed to register an additional 1,671,000 shares of our common stock, par value $.01 per share ("Common Stock"), available for issuance under the Globix Corporation 2003 Stock Option Plan, as amended (the “Plan”). As a result of an amendment to the Plan, which was approved by our stockholders on February 28, 2006, the number of shares of Common Stock authorized for issuance under the Plan was increased from 1,829,000 to 3,500,000. On April 5, 2005, we registered 1,829,000 shares of Common Stock for issuance under the Plan by a Registration Statement on Form S-8 (Registration Statement No. 333-123799). Pursuant to General Instruction (E) of Form S-8, the contents of Registration Statement No. 333-123799 are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Incorporated by reference in this Registration Statement are the following documents filed by Globix Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

a.	The Company’s Annual Report on Form 10-K, filed with the Commission on December 27, 2005;

b.	The Company's Quarterly Reports on Form 10-Q, filed with the Commission on February 14, 2006, May 10, 2006 and August 8, 2006;

c.	The Company's Current Reports on Form 8-K, filed with the Commission on December 29, 2005, January 5, 2006, January 9, 2006, April 3, 2006, May 18, 2006 and July 28, 2006; provided, however, that information that is deemed furnished but not filed for purposes of Section 18 of the Exchange Act shall not be deemed incorporated by reference; and

d.	The description of the Common Stock contained in the Company's Form 8A registration statement filed with the Commission on April 8, 2005.

All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

5	Opinion of Davies Ward Phillips & Vineberg LLP as to the legality of securities registered hereby.

10	Globix Corporation 2003 Stock Option Plan, as amended (incorporated by reference to Appendix B of the Globix Corporation Schedule 14A filed on January 27, 2006).

23.1	Consent of Amper, Politziner & Mattia, P.C.

23.2	Consent of Davies Ward Phillips & Vineberg LLP (included in Exhibit 5).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 11, 2006.

GLOBIX CORPORATION

By:	/s/ Peter K. Stevenson
Peter K. Stevenson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/Peter K. Stevenson Peter K. Stevenson	Chief Executive Officer and Director	August 11, 2006

/s/Eric J. Sandman Eric J. Sandman	Senior Vice President, Finance and Corporate Development (Principal Financial and Accounting Officer)	August 11, 2006

/s/Ted S. Lodge Ted S. Lodge	Director and Chairman of the Board	August 11, 2006

/s/José A. Cecin, Jr José A. Cecin, Jr.	Director	August 11, 2006

/s/John H. Forsgren John H. Forsgren	Director	August 11, 2006

/s/Peter L. Herzig Peter L. Herzig	Director	August 11, 2006

/s/Steven G. Singer Steven G. Singer	Director	August 11, 2006
/s/Raymond L. Steele Raymond L. Steele	Director	August 11, 2006